Exhibit 99.1

USPh

U.S. PhYSICAL THERAPY, INC.

2015 Shareholder Letter

Dear U.S. Physical Therapy Shareholder:

In 2015, our team of dedicated professionals further advanced our Company allowing us to finish with another record year. It was a year filled with opportunities as well as challenges, although in the end, we were able to finish the year on a significantly positive note.

Our challenges in 2015 included some minor reimbursement rate-related pressure equal to about $0.80 on a per visit basis. Additionally, it took us a little while to find our footing after a particularly challenging winter with respect to our part-time staffing levels. Thankfully, we were able to work through these issues finishing the year in very strong fashion.

Our fourth quarter scorecard included:

•	Net operating results increased 20.4%
•	Visits increased 9.7%
•	EPS improved from $0.41 in earnings per share in the 2014 fourth quarter up to $0.48 for the final quarter of 2015
•	Same store volume grew at a rate of 4.2%

For the 2015 year:

•	Net revenues increased 8.6% on a patient volume increase of 9.3%
•	Net operating results improved 6.8%
•	Same store volume increased 4.8%

On the development front, we closed five acquisitions in 2015 adding to our growing string of quality deals led by excellent partners. In 2016, we look to do more of the same...to add to our current base of over 500 locations with organic and acquired facilities. In fact, in February we closed on a large sports medicine acquisition that brought us eight new locations and three very talented and committed partners who are working with our Houston team to further grow and expand their clinic base in the years to come.

In 2016, we are also working to further expand our service offerings of our industry-focused Fit2WRK group. We have particular interest in the prevention side of the business which we believe will be an important additional focus area for us over the next few years. These programs, surrounding a theme of “prevention”, are an increasingly sought after service among larger, self-insured companies and we expect to broaden our offerings as a result.

One area where we have devoted significant time this past year is in the area of advocacy for our profession, particularly in the area of payment reform. Approximately two years ago, we were one of the founding members of a group called “APTQI” or the Alliance for Physical Therapy Quality and Innovation. Joining us in this group are the largest companies in our outpatient orthopedic space, along with a significant subset of large, medium and small private practice facilities. Currently, our member companies represent well over ten thousand therapists and more than five thousand outpatient physical therapy locations as part of our board-level and affiliate membership. Our work to date surrounds the broad topic of making sure we are well represented in any meaningful discussions around payment reform. Our large size, combined with our committed board, have allowed us to communicate with CMS in a meaningful way as well as to engage our own trade group (APTA) on key issues affecting not only our member companies but the profession in general. Collectively, we believe that physical therapy delivers great value to the consumer. We are fortunate to be part of the solution, where early intervention of skilled physical therapy care can be very effective in returning patients to high levels of function while helping to curb other more expensive and sometimes unnecessary interventions and procedures. For a complete overview of our work within APTQI, please visit www.APTQI.com.

In closing, let me say that I continue to believe strongly in our Company, in our partners and staff, and in our ability to make a difference in the lives of our patients and their families. It is, and has been for almost 13 years now, a great blessing for me to be associated with so many good and talented people who come to work every day fired up to make a difference for our patients, our partners and employees, as well as our shareholders. We will continue to do our very best to do what is right and good in order to best position our Company for current and future success.

Thanks for your continued interest and support.

Sincerely,

Chris Reading, PT
President & CEO